                                                                     EXHIBIT 1.2

                                                                  EXECUTION COPY

                           100,000 UNITS CONSISTING OF
 EURO 100,000,000 15.5% SUBORDINATED NOTES DUE 2013 OF MDP ACQUISITIONS PLC AND
             100,000 WARRANTS TO PURCHASE 295,758 ORDINARY SHARES OF
                            MDCP ACQUISITIONS LIMITED

                           150,000 UNITS CONSISTING OF
   $150,000,000 15.5% SUBORDINATED NOTES DUE 2013 OF MDP ACQUISITIONS PLC AND
             150,000 WARRANTS TO PURCHASE 443,636 ORDINARY SHARES OF
                            MDCP ACQUISITIONS LIMITED

                              MDP ACQUISITIONS PLC

                                       AND

                            MDCP ACQUISITIONS LIMITED

                               PURCHASE AGREEMENT

                                                              September 23, 2002


Deutsche Bank AG London
Merrill Lynch International
   As Representatives of the several
   Initial Purchasers named in Schedule I,
c/o Deutsche Bank AG London
Winchester House
1 Great Winchester Street
London EC2N 2DB

Ladies and Gentlemen:

     MDP Acquisitions plc, a public limited company incorporated under the laws of Ireland (the "Company"), proposes to issue and sell to Deutsche Bank AG London ("Deutsche Bank") and Merrill Lynch International ("Merrill Lynch") and the several Initial Purchasers listed in Schedule I hereto (together with Deutsche Bank and Merrill Lynch, the "Initial Purchasers") 100,000 Euro units (the "Euro Units"), each Euro Unit consisting of EURO 1,000 principal amount of its 15.5% Subordinated Notes due 2013 (the "Euro Notes") and one warrant (the "Warrants") to purchase 2.957576 ordinary shares of MDCP Acquisitions Limited, a private limited company incorporated under the laws of Ireland (the "Parent"), par value EURO 0.001 per share (the "Ordinary Shares"), and 150,000 Dollar units (the "Dollar Units" and, together with the Euro Units, the "Units"), each Dollar Unit consisting of $1,000 principal amount of its 15.5% Subordinated Notes due 2013 (the "Dollar Notes" and, together with the Euro Notes, the "Notes") and one warrant to purchase 2.957576 Ordinary Shares. The Euro Units will be issued under a Unit Agreement, to be dated as of October 2, 2002 (the "Euro Unit Agreement"), among the Company, the Parent and Deutsche Bank AG London, as Unit Agent (the "Euro Unit Agent"). The Dollar Units will be issued under a Unit Agreement, to be dated as of October 2, 2002 (the "Dollar Unit Agreement" and, together with the Euro Unit Agreement, the "Unit Agreements"), among the Company, the Parent and Deutsche Bank AG London, as Unit Agent (the "Dollar Unit Agent" and, together with the Euro Unit Agent, the "Unit Agents"). The Euro Notes will be issued pursuant to the provisions of an Indenture to be dated as of October 2, 2002 (the "Euro Indenture") between the Company and Deutsche Bank Trust Company Americas, as trustee (the "Euro Trustee"). The Dollar Notes will be issued pursuant to the provisions of an Indenture to be dated as of October 2, 2002 (the "Dollar Indenture") between the Company and Deutsche Bank Trust Company Americas, as trustee (the "Dollar Trustee" and, together with the Euro Trustee, the "Trustees"). The Euro Notes will be deposited with Deutsche Bank AG London, acting in its capacity as depositary (the "Euro Book-Entry Depositary") under the Euro Deposit and Custody Agreement, to be dated as of October 2, 2002 (the "Euro Deposit and Custody Agreement"), between the Company and the Euro Book-Entry Depositary. The Dollar Notes will be deposited with Deutsche Bank Trust Company Americas, acting in its capacity as depositary (the "Dollar Book-Entry Depositary" and, together with the Euro Book-Entry Depositary, the "Book-Entry Depositaries") under the Dollar Deposit and Custody Agreement, to be dated as of October 2, 2002 (the "Dollar Deposit and Custody Agreement"; together with the Euro Deposit and Custody Agreement, the "Deposit and Custody Agreements"), between the Company and the Dollar Book-Entry Depositary. The Warrants will be issued under a Warrant Agreement, to be dated as of October 2, 2002 (the "Warrant Agreement"), among the Parent, Madison Dearborn Partners, L.L.C. (and its affiliates) and Deutsche Bank AG London, as Warrant Agent (the "Warrant Agent"). The Ordinary Shares issuable upon exercise of the Warrants are herein referred to as the "Warrant Shares". The Units, the Notes, the Warrants and the Warrant Shares are collectively referred to herein as the "Securities".

     The sale of the Securities is being made in connection with (i) the public tender offer by MDCP Acquisitions I, a public unlimited company formed under the laws of Ireland (the "Purchaser") to acquire all of the issued and to be issued share capital of Jefferson Smurfit Group plc ("JSG") on the terms and subject to the conditions referred to in an offer to purchase dated July 5, 2002, which offer has been declared unconditional in all respects under Irish law (the "Tender Offer") and the actions taken by the the Purchaser under Irish law to compulsorily acquire the shares of any shareholders of JSG who do not tender their shares pursuant to the Tender Offer (the "Compulsory Share Acquisition"; together with the Tender Offer, the "Acquisition") (ii) the issue and sale by the Company of EURO 350,000,000 million in aggregate principal amount of its 10 1/8% Senior Notes due 2012 (the "Senior Euro Notes") and $545,000,000 million in aggregate principal amount of its 9 5/8% Senior Notes due 2012 (the "Senior Dollar Notes" and, together with the Senior Euro Notes, the "Senior Notes") to Deutsche Bank and Merrill Lynch and the several Initial Purchasers listed in
Schedule I of the purchase agreement dated September 23, 2002 relating to the offer and sale of the Senior Notes (the

"Senior Note Offering"). The Senior Euro Notes will be issued pursuant to the provisions of an Indenture to be dated as of September 30, 2002 among the Company, the Purchaser and Deutsche Bank Trust Company Americas, as trustee and will be fully and unconditionally guaranteed on a senior subordinated basis by the Purchaser. The Senior Dollar Notes will be issued pursuant to the provisions of an Indenture to be dated as of September 30, 2002 among the Company, the Purchaser and Deutsche Bank Trust Company Americas, as trustee and will be fully and unconditionally guaranteed on a senior subordinated basis by the Purchaser, and (iii) that certain bank credit facility (the "Senior Bank Financing") among the Purchaser, the Company, various lenders named therein, Deutsche Bank AG London, Merrill Lynch International and Merrill Lynch Capital Corporation. References in this Agreement to the "Transactions" shall include the transactions defined in the Private Placement Memorandum (as defined) as the "Transactions".

     The sale of the Securities to the Initial Purchasers will be made without registration of the Securities under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon an exemption therefrom.

     In connection with the sale and subsequent placement of the Securities, the Company has prepared a private placement memorandum dated the date hereof (the "Private Placement Memorandum"), for the information of the Initial Purchasers and for delivery to prospective purchasers of the Securities by the Initial Purchasers. Any references herein to the Private Placement Memorandum shall be deemed to include all amendments and supplements thereto and all information incorporated by reference therein.

     The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits of a registration rights agreement with respect to the Euro Notes (the "Euro Notes Registration Rights Agreement"), to be dated as of the Closing Date (as defined) and to be substantially in the form of the registration rights agreements with respect to the Senior Euro Notes, and a registration rights agreement with respect to the Dollar Notes (the "Dollar Notes Registration Rights Agreement" and, together with the Euro Notes Registration Rights Agreement, the "Registration Rights Agreements," and each, a "Registration Rights Agreement"), to be dated as of the Closing Date (as defined) and to be substantially in the form of the registration rights agreements with respect to the Senior Dollar Notes. Pursuant to each Registration Rights Agreement the Company will file one or more registration statements with the Securities and Exchange Commission (the "Commission") registering with the Commission (a) the Company's 15.5% Subordinated Notes due 2013 with terms substantially identical to those of the Euro Notes (the "Euro Exchange Notes") to be offered in exchange for the Euro Notes and (b) the Company's 15.5% Subordinated Notes due 2013 with terms substantially identical to those of the Dollar Notes (the "Dollar Exchange Notes" and, together with the Euro Exchange Notes, the "Exchange Notes") to be offered in exchange for the Dollar Notes.

     The Company and the Parent agree with the Initial Purchasers as follows:

     1. The Company and the Parent agree to issue and sell the Securities to the several Initial Purchasers as hereinafter provided, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees to purchase, severally and not jointly, the aggregate number of Euro Units from the

Company as set forth opposite such Initial Purchaser's name in Schedule I hereto at a price (the "Euro Purchase Price") equal to EURO 1,000 per Euro Unit plus accrued interest, if any, from the Closing Date to the date of payment and delivery, and the aggregate number of Dollar Units from the Company as set forth opposite such Initial Purchaser's name in Schedule I hereto at a price (the "Dollar Purchase Price") equal to $1,000 per Dollar Unit plus accrued interest, if any, from the Closing Date to the date of payment and delivery. The Company also agrees to pay to the Initial Purchasers, in euro (with respect to Securities denominated in euro) and U.S. dollars (with respect to Securities denominated in U.S. dollars), 3.5% of the gross proceeds of the offering of the Securities (the "Initial Purchasers' Commission") (each Initial Purchaser to receive a proportion of the Initial Purchasers' Commission equal to the proportions set forth in Schedule I hereto).

     2. The Company and the Parent understand that the Initial Purchasers intend (i) to place the Securities with not more than 40 "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act, and to also place the Securities pursuant to Regulation S under the Securities Act ("Regulation S"), their respective portions of the Securities as soon after this Agreement has become effective as in the judgment of the Initial Purchasers is advisable and (ii) initially to place the Securities upon the terms set forth in this Agreement and in the Private Placement Memorandum.

     The Company and the Parent confirm that they have authorized the Initial Purchasers, subject to the restrictions set forth below, to distribute copies of the Private Placement Memorandum in connection with the offering of the Securities (but to no more than 40 potential investors). Each Initial Purchaser hereby makes to the Company and the Parent the following representations and agreements:

     (i) it is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act; and

     (ii) (A) it will not solicit offers for, or offer to sell, the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act ("Regulation D")) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (B) it will solicit offers for the Securities only from, and will offer the Securities only to, persons whom it reasonably believes to be,
(x) in the case of offers of the Securities inside the United States, "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act, and (y) in the case of offers of the Securities outside the United States, persons other than U.S. persons ("foreign purchasers," which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) that, in each case, in purchasing the Securities are deemed to have represented and agreed as provided in the Private Placement Memorandum.

With respect to offers and sales outside the United States, as described in clause (ii)(B)(y) above, each Initial Purchaser hereby represents and agrees with the Company and the Parent that:

     (i) it understands that no action has been or will be taken by the Company or the Parent that would permit a public offering of the Securities, or possession or distribution of the

Private Placement Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;

     (ii) it will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Private Placement Memorandum or any such other material, in all cases at its own expense;

     (iii) the Securities offered and sold by such Initial Purchaser pursuant hereto in reliance on Regulation S have been and will be offered and sold only in offshore transactions;

     (iv) the sale of the Securities offered and sold by such Initial Purchaser pursuant hereto in reliance on Regulation S is not part of a plan or scheme to evade the registration provisions of the Securities Act;

     (v) it understands that the Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act;

     (vi) it has not offered the Securities and will not offer and sell the Securities (a) as part of its distribution at any time and (b) otherwise prior to 40 days after the later of the commencement of the offering and the Closing Date, in either case except in accordance with Rule 903 of Regulation S (or Rule 144A, if available). Accordingly, neither such Initial Purchaser, nor any of its affiliates, nor any persons acting on its behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and such Initial Purchaser, its affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S; and

     (vii) it agrees that, at or prior to confirmation of sales of the Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

             "The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise prior to 40 days after the closing of the offering, except in either case in accordance with Regulation S (or Rule 144A, if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S."

Terms used in this Section 2 and not otherwise defined in this Agreement have the meanings given to them by Regulation S.

Each Initial Purchaser hereby makes to the Company and the Parent the following representations and agreements:

     (i) it has not offered or sold and will not offer or sell the Securities in the United Kingdom prior to the admission of the Securities to listing in accordance with Part IV of the Financial Services and Markets Act 2000 (the "FSMA Act") except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the FSMA;

     (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Parent;

     (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and

     (iv) it will not make a public offer of Units, or offer to sell any Units or distribute the Private Placement Memorandum or the offering memorandum relating to the Senior Notes in any manner which would constitute a public offer of the Units, in each case for the purposes of the Irish Companies Acts of 1963 to 2001 or the European Communities (Transferable Securities and Stock Exchange) Regulations 1992; and it has complied and will comply with all applicable provisions of the Investment Intermediaries Act, 1995 with respect to anything done or to be done by it in relation to the Securities in, from or otherwise involving Ireland.

     3. Payment for the Euro Units shall be made by wire transfer in immediately available funds to a euro account and payment for the Dollar Units shall be made by wire transfer in immediately available funds to a dollar account, in each case as specified by the Company to Deutsche Bank and Merrill Lynch, as representatives of the Initial Purchasers (the "Representatives") on October 2, 2002, or at such other time on the same or such other date, not later than the tenth Business Day thereafter, as the Representatives and the Company may agree upon in writing. The time and date of such payment are referred to herein as the "Closing Date." As used herein, the term "Business Day" means any day other than a day on which banks are permitted or required to be closed in New York City.

     Payment for the Euro Units shall be made against delivery to the common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking S.A. ("Clearstream") or a nominee for such common depositary, for the respective accounts of the several Initial Purchasers of one or more global unit certificates (collectively, the "Global Euro Unit") representing the Euro Units. Payment for the Dollar Units shall be made against delivery to the nominee of The Depository Trust Company ("DTC") for the respective accounts of the several Initial Purchasers of one or more global unit certificates (collectively, the "Global Dollar Unit" and, together with the Global Euro Unit, the "Global Units") representing the Dollar Units. The Global Units will be made available for inspection by the Initial Purchasers at the offices of Simpson Thacher & Bartlett, CityPoint, One Ropemaker Street, London EC2Y 9HU, England, 1:00 pm (London time), on the Business Day prior to the Closing Date.

     4. The Company and the Parent, jointly and severally, represent and warrant to each Initial Purchaser that:

     (a) the Private Placement Memorandum will not, in the form used by the Initial Purchasers to confirm sales of the Securities and as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser expressly for use therein;

     (b) since the date as of which information is given in the Private Placement Memorandum, there has not been any material adverse change, or any development which would reasonably be expected to result in a material adverse change, in or affecting the business, senior management, financial position, shareholders' equity, results of operations or prospects of the Company and its subsidiaries, taken as a whole and after giving effect to the Transactions (a "Material Adverse Effect"), otherwise than as disclosed in the Private Placement Memorandum;

     (c) the statistical and market-related data included in the Private Placement Memorandum are based on or derived from sources (including those described in the Private Placement Memorandum under the heading "Market, Ranking and Other Data") which the Company and the Parent believe to be reliable and accurate in all material respects;

     (d) each of the Company and the Parent has been duly incorporated or organized, as the case may be, and is validly existing as a public limited company, in the case of the Company, and a private limited company, in the case of the Parent, under the laws of Ireland, with power and authority to own its properties and conduct its business as described in the Private Placement Memorandum, and has been duly qualified as a foreign company for the transaction of business and, if applicable, is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business, other than where the failure to be so qualified or in good standing would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

     (e) each of the Company's subsidiaries has been duly incorporated or organized, as the case may be, and is validly existing under the laws of its jurisdiction of organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the Private Placement Memorandum, and has been duly qualified as a foreign corporation for the transaction of business and is, if applicable, in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business, so as to require such qualification, other than where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect;

     (f) JSG's consolidated capitalization at June 30, 2002 is as incorporated by reference into the Private Placement Memorandum under the heading "Capitalization"; the outstanding share capital of the Company has been duly authorized and is validly issued, fully paid and non-assessable; the corporate organizational charts set forth as Exhibit A hereto (the "Corporate

Chart") accurately reflect the organizational structure of the Company; and the outstanding share capital held by the Company and its subsidiaries, as set forth in the Corporate Chart in each case, is duly authorized, validly issued, fully-paid and non-assessable, and (except for any directors' qualifying shares and except as noted in the Private Placement Memorandum) will be owned by the Company, directly or indirectly, free and clear of all liens, encumbrances, security interests and claims other than liens, encumbrances, security interests and claims created pursuant to the Senior Bank Financing or pursuant to the description of the indebtedness incorporated by reference into the Private Placement Memorandum under the caption "Description of Certain Indebtedness - Other Indebtedness";

     (g) the Parent's pro forma capitalization at June 30, 2002 is as set forth in the Private Placement Memorandum under the heading "Capitalization"; the outstanding share capital of the Parent has been duly authorized and is validly issued, fully paid and non-assessable, and as of the Closing Date, 739,394 shares represented 1% of the outstanding equity of the Parent, inclusive of the ordinary shares issuable upon exercise of the Warrants;

     (h) this Agreement has been duly authorized, executed and delivered by the Company and the Parent;

     (i) the Units have been duly authorized by the Company and the Parent and, when issued and delivered pursuant to this Agreement and authenticated by the Unit Agents in accordance with the Unit Agreements and payment therefor is received, will be duly executed, authenticated, issued and delivered and will constitute valid and binding obligations of the Company and the Parent, enforceable against the Company and the Parent in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, examinership, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles; each Unit Agreement has been duly authorized by the Company and the Parent and, when duly executed and delivered by the Company and the Parent (assuming due execution and delivery by each Unit Agent, each Trustee and the Warrant Agent), each Unit Agreement will constitute a valid and binding agreement of the Company and the Parent, enforceable against the Company and the Parent in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, examinership, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

     (j) the Notes have been duly authorized by the Company and, when issued and delivered pursuant to this Agreement and authenticated by the Trustees in accordance with the Indentures and payment for the Units is received, will be duly executed, authenticated, issued and delivered and will constitute valid and binding obligations of the Company entitled to the benefits provided by the Indentures, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, examinership, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles; each Indenture has been duly authorized by the Company and, when executed and delivered by the Company (assuming due execution and delivery by each Trustee), each Indenture will constitute a valid and binding instrument of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, examinership, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles; the Notes and each Indenture will conform in all material respects to the descriptions thereof in the Private Placement Memorandum; and on the Closing Date, each Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the "1939 Act") and the rules and regulations of the Commission applicable to an Indenture which is qualified thereunder;

     (k) the unissued Exchange Notes have been duly authorized by the Company and, if and when duly issued and authenticated in accordance with the terms of the Indentures and, assuming due authentication of the Exchange Notes by the Trustees, upon delivery in accordance with the exchange offer provided for each Registration Rights Agreement, will be duly executed, authenticated, issued and delivered and will constitute valid and binding obligations of the Company entitled to the benefits provided by the Indentures, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, examinership, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles; and the Exchange Notes will conform in all material respects to the descriptions thereof in the Private Placement Memorandum;

     (l) each Deposit and Custody Agreement has been duly authorized by the Company and, when duly executed and delivered by the Company (assuming due execution and delivery by the Book-Entry Depositaries), will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, examinership, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles; and, as of the Closing Date, the Deposit and Custody Agreements will conform in all material respects to the descriptions thereof in the Private Placement Memorandum;

     (m) the Registration Rights Agreements have been duly authorized by the Company and, when duly executed and delivered by the Company (assuming due execution and delivery by the Initial Purchasers), will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, examinership, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, except that the enforceability of any indemnification or contribution provisions thereof may be limited under applicable securities laws or the public policies underlying such laws; and the Registration Rights Agreements will conform in all material respects to the descriptions thereof in the Private Placement Memorandum;

     (n) the Warrants have been duly authorized by the Parent and by all necessary Parent shareholder action for issuance, and when executed by the Parent and countersigned by the Warrant Agent in accordance with the provisions of the Warrant Agreement, and when the Units are delivered to and paid for by the Initial Purchasers in accordance with the terms hereof, will have been duly executed, issued and delivered and will not be subject to any preemptive or similar rights; and will be entitled to the benefits of the Warrant Agreement and will constitute valid and binding obligations of the Parent enforceable against the Parent in accordance with their terms subject, as to enforcement, to bankruptcy, insolvency, examinership, reorganization and other laws of general applicability relating to or affecting creditor's rights and to general equity principles; the Warrant Agreement has been duly authorized by the Parent and, when duly executed and delivered by the Parent (assuming due execution and delivery by the Warrant

Agent and Madison Dearborn Partners, L.L.C. (and its affiliates)), will constitute a valid and binding agreement of the Parent, enforceable against the Parent in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, examinership, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles; and, as of the Closing Date, the Warrant Agreement will conform in all material respects to the descriptions thereof in the Private Placement Memorandum;

     (o) the Warrant Shares have been duly authorized by the Parent and, when issued in accordance with the terms and conditions in the Warrant Agreement upon exercise of the Warrants, such Warrant Shares will be validly issued, fully paid, nonassessable and will not be subject to any preemptive or similar rights and will rank pari passu in all respects with the Ordinary Shares then in issue; and holders of the Warrant Shares will have no liability for any debt or other obligation in their capacity as holders of the Warrant Shares; and there is no other conflicting right, contingent or otherwise, of any person to purchase or be offered for purchase any of the Warrant Shares deliverable upon exercise of the Warrants; the Warrant Shares have been duly reserved for issuance in accordance with the terms of the Warrants and the Warrant Agreement;

     (p) neither the Company, the Parent nor any of their subsidiaries is, or with the giving of notice or lapse of time or both would be, in violation of or in default under, its memorandum and articles of association (or the equivalent) or by-laws (or the equivalent) or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company, the Parent or any of its subsidiaries is a party or by which it or any of them or any of their respective properties is bound, except, in the case of any indenture, mortgage, deed of trust, loan agreement or other agreement, for violations and defaults which would not have a Material Adverse Effect;

     (q) the execution and delivery of this Agreement, the Unit Agreements, the Indentures, the Deposit and Custody Agreements, the Registration Rights Agreements and the Warrant Agreement, the performance by the Company and the Parent of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not (i) violate the memorandum and articles of association (or the equivalent) or bylaws (or the equivalent) of the Company, the Parent, or JSG (ii) constitute a violation by the Company, the Parent or JSG of any applicable provision of any law, statute or regulation, except for violations which would not have a Material Adverse Effect, or (iii) breach, or result in a default under any agreement known to the executive officers of the Company, the Parent or JSG to be material to the Company and its subsidiaries taken as a whole, except for conflicts or breaches which would not have a Material Adverse Effect, and no consent, approval, authorization, order, license, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company and the Parent of the other Transactions, except such consents, approvals, authorizations, orders, licenses, registrations or qualifications (i) as have been obtained or (ii) as may be required under (A) state securities or blue sky laws in connection with the purchase and distribution of the Securities by the Initial Purchasers, (B) the Securities Act with respect to the registration of the Exchange Notes and the Warrant Shares pursuant to the terms of the Registration Rights Agreements or (C) the 1939 Act, with respect to the registration of the Exchange Notes pursuant to the terms of the Registration Rights Agreements or (iii) the failure to obtain of which would not have a Material Adverse Effect;

     (r) the fair saleable value of the consolidated assets of the Company exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Company as they mature; the consolidated assets of the Company do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted; the Company does not intend to, and does not believe that it will, incur debts beyond its ability to pay such debts as they mature; upon the consummation of the Transactions, the fair saleable value of the assets of the Company and its subsidiaries taken as a whole, will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Company and its subsidiaries, taken as a whole, as they mature; the assets of the Company and its subsidiaries do not, and upon the consummation of the Transactions will not, constitute unreasonably small capital for the Company and its subsidiaries to carry out their respective businesses as now conducted or as proposed to be conducted including the capital needs of the Company and its subsidiaries, and projected capital requirements of the business conducted by the Company and each of its subsidiaries, and projected capital requirements and capital availability thereof; and the Company does not intend to, and does not intend to permit any of its subsidiaries to, incur debts beyond their respective ability to pay such debts as they mature;

     (s) other than as disclosed in the Private Placement Memorandum, there are no legal or governmental investigations of which the Company or the Parent has received notice or proceedings pending against or affecting the Company, the Parent or any of its subsidiaries or any of their respective properties which, individually or in the aggregate, if determined adversely to the Company, the Parent or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect; and, to the Company's or the Parent's knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

     (t) other than as disclosed in the Private Placement Memorandum, there are no court and administrative orders, writs, judgments and decrees specifically directed to the Company, the Parent or any of its subsidiaries and known to the Company's or the Parent's executive officers to be material to the Company or the Parent and its subsidiaries taken as a whole;

     (u) other than as disclosed in the Private Placement Memorandum, the Company, the Parent and its subsidiaries have good and marketable title to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described or referred to in the Private Placement Memorandum or such as would not have a Material Adverse Effect; and any real property and buildings held under lease or cutting rights by the Company, the Parent and its subsidiaries are held by them under valid, existing and enforceable leases or other agreements with such exceptions as would not have a Material Adverse Effect;

     (v) each of the Company, the Parent and its subsidiaries owns, possesses or has obtained all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities (including foreign regulatory agencies), all self-regulatory organizations and all courts and other tribunals, domestic or foreign, necessary to own or lease, as the case may be, and to operate its properties and to carry on its business as conducted as of the date hereof and as of the Closing Date in each case except as disclosed in the Private Placement Memorandum and except where such failure to own, possess or obtain necessary licenses, permits, certificates, consents, orders, approvals or authorizations or failure to make necessary declarations and filings would not, singly or in the aggregate, have a Material Adverse Effect, and neither the Company, the Parent nor any such subsidiary has received any actual notice of any proceeding relating to revocation or modification of any such license, permit, certificate, consent, order, approval or other authorization, except as described in the Private Placement Memorandum and except as would not have a Material Adverse Effect; and each of the Company, the Parent and its subsidiaries is in compliance with all laws and regulations (other than Environmental Laws (as defined herein)) relating to the conduct of its business, except where the failure to comply would not have a Material Adverse Effect;

     (w) the Company, the Parent and its subsidiaries (i) are in compliance with any and all applicable European Union, national, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except as disclosed in the Private Placement Memorandum or except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect;

     (x) in the ordinary course of its business, the Company, the Parent and its subsidiaries conduct a periodic review of the effect of Environmental Laws on the business, operations and properties of JSG and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities; on the basis of such review, the Company has reasonably concluded that, except as disclosed in the Private Placement Memorandum, such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect;

     (y) the Company, the Parent and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as the Company's or the Parent's management reasonably believes are adequate to protect the Company, the Parent and its subsidiaries and their respective businesses, with such exceptions as would not have a Material Adverse Effect; and neither the Company, the Parent nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business;

     (z) except as disclosed in the Private Placement Memorandum, no subsidiary of the Company is prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends, from making any other distribution on such subsidiary's capital stock, from repaying any intercompany loans or advances or from transferring any of such subsidiary's properties or assets to the Company or any other subsidiary of the Company;

     (aa) when the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the Securities Act) as any securities that are listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or quoted in a U.S. automated inter-dealer quotation system;

     (bb) neither the Company, the Parent nor any affiliate (as defined in Rule 501(b) of Regulation D) of the Company or the Parent has directly, or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the offering and sale of the Securities;

     (cc) each of the Company and the Parent is a "foreign private issuer" (as such term is defined in the rules and regulations under the Securities Act and the Exchange Act);

     (dd) there is no "substantial U.S. market interest" as defined in Rule 902(i) of Regulation S in any of the Company's or the Parent's respective debt or equity securities;

     (ee) none of the Company, the Parent or any affiliate of either the Company or the Parent or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company or the Parent make no representation) has offered or sold any Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or, with respect to Securities sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Securities Act), by means of any directed selling efforts within the meaning of Rule 902 under the Securities Act and the Company, the Parent, any affiliate of the Company, the Parent and any person acting on its or their behalf has complied with and will implement the "offering restrictions" requirements of Regulation S;

     (ff) the Securities offered and sold in reliance on Regulation S have been and will be offered and sold only in offshore transactions;

     (gg) prior to the date hereof, neither the Company, the Parent nor any of their respective affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company or the Parent in connection with the offering of the Securities;

     (hh) none of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Units) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System;

     (ii) Ernst & Young, Dublin are independent certified public accountants with respect to the Company and the Parent and with respect to JSG and its subsidiaries within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public

Accountants ("AICPA") and its interpretations and rulings thereunder; the historical financial statements (including the related notes) incorporated by reference into the Private Placement Memorandum comply in all material respects with the requirements applicable to a registration statement on Form F-1 under the Securities Act; such financial statements and related notes have been prepared in accordance with generally accepted accounting principles in Ireland consistently applied throughout the periods covered thereby and fairly present the financial position of the entities purported to be covered thereby at the respective dates indicated and the results of their operations and their cash flows for the respective periods indicated; the financial data included in the Private Placement Memorandum under the heading "Capitalization of the Parent," incorporated by reference into the Private Placement Memorandum, has been prepared on a basis consistent with the historical financial statements contained in the Private Placement Memorandum (except for the PRO FORMA adjustments specified therein), includes all material adjustments to the historical financial information required by Rule 11-02 of Regulation S-X under the Securities Act and the Exchange Act to reflect the Transactions, gives effect to assumptions made on a reasonable basis and fairly presents the Transactions;

     (jj) none of the Company, the Parent or any of its subsidiaries is, or after giving effect to the offering and sale of the Securities and the application of the proceeds therefrom as described in the Private Placement Memorandum will be, an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended (the "Investment Company Act");

     (kk) assuming the accuracy of the representations of the Initial Purchasers contained in Section 2 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities in the manner contemplated by this Agreement and the Private Placement Memorandum to register the Securities under the Securities Act or to qualify the Indentures under the 1939 Act;

     (ll) except for Irish stamp duty chargeable on the issue of the Warrants and except as otherwise disclosed in the Private Placement Memorandum, no stamp or other issuance or transfer taxes or duties, value-added tax, documentary tax, registration tax and no withholding or other taxes (save for any income taxes or corporate taxes payable by the Initial Purchasers) are payable by or on behalf of the Initial Purchasers in connection with (a) the issuance of Securities, (b) the sale, transfer and delivery of the Securities to the Initial Purchasers pursuant to this Agreement or for the resale of the Securities placed by or at the direction of the Initial Purchasers or (c) the execution and delivery of this Agreement, the Unit Agreements, the Indentures, the Deposit and Custody Agreements, the Warrant Agreement or the Registration Rights Agreements or the consummation of any of the transactions contemplated hereby or thereby;

     (mm) under the laws of Ireland, the submission by the Company and the Parent to the jurisdiction of any United States federal or state court sitting in the State of New York and the designation of the law of the State of New York to apply to this Agreement, the Unit Agreements, the Indentures, the Deposit and Custody Agreements, the Warrant Agreement and the Registration Rights Agreements are valid and binding upon the Company and the Parent and would be recognized and enforceable against the Company and the Parent in Ireland; and

     (nn) The forms of certificates for the Securities conform to the corporate law of Ireland.

     5. The Company and the Parent, jointly and severally, covenant and agree with each of the several Initial Purchasers as follows:

     (a) to deliver to the Initial Purchasers as many copies of the Private Placement Memorandum (including all amendments and supplements thereto) as the Initial Purchasers or their counsel may reasonably request;

     (b) before distributing any amendment or supplement to the Private Placement Memorandum, to furnish to the Initial Purchasers a copy of the proposed amendment or supplement for review and not to distribute any such proposed amendment or supplement to which the Initial Purchasers or their counsel reasonably object;

     (c) if, at any time prior to the expiration of nine months after the date of the Private Placement Memorandum, any event shall occur as a result of which it is necessary in the reasonable opinion of counsel to the Initial Purchasers to amend or supplement the Private Placement Memorandum in order to make the statements contained therein, in the light of the circumstances when such Private Placement Memorandum is delivered, not misleading, or if in the reasonable opinion of counsel to the Initial Purchasers it is necessary to amend or supplement the Private Placement Memorandum to comply with law, forthwith to prepare and furnish, at the expense of the Company and the Parent, to the Initial Purchasers and to the dealers (whose names and addresses the Initial Purchasers will furnish to the Company and the Parent) to which Securities may have been sold by the Initial Purchasers and to any other dealers upon request, such reasonable number of amendments or supplements to the Private Placement Memorandum as may be necessary so that the statements in the Private Placement Memorandum as so amended or supplemented will not, in light of the circumstances when the Private Placement Memorandum is delivered, be misleading or so that the Private Placement Memorandum will comply with law;

     (d) to cooperate with the Initial Purchasers and their counsel in connection with the qualification of the Securities for offer and sale under the state securities or blue sky laws of such jurisdictions as the Initial Purchasers shall reasonably request and to comply with such laws and to continue such qualification in effect so long as reasonably required for distribution of the Securities; PROVIDED that neither the Company nor the Parent shall be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

     (e) whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all costs and expenses incident to the performance of their obligations hereunder, including all fees, costs and expenses incidental to (i) the preparation, issuance, execution, authentication and delivery of the Securities, including any expenses of the Unit Agents, Trustees, any registrar or co-registrar, the Book-Entry Depositaries, Warrant Agent, paying agent or transfer agent (including related fees and expenses of any counsel to such parties), (ii) the preparation, printing and distribution of the Private Placement Memorandum (including in each case all exhibits, amendments and supplements thereto), (iii) the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Initial Purchasers may reasonably designate (including fees of counsel for the Initial Purchasers and their reasonable disbursements in connection therewith), (iv) the fees and expenses associated with obtaining approval for trading of the Securities on any securities exchange (including the listing of the Notes on the Luxembourg Stock Exchange) or inter-dealer quotation system (as well as in connection with the designation of the Securities as PORTAL securities, if so requested), (v) the printing (including word processing and duplication costs) and delivery of this Agreement, the Unit Agreements, the Indentures, the Deposit and Custody Agreements, the Warrant Agreement, the Registration Rights Agreements, and the Preliminary and Final Blue Sky Memoranda and the furnishing to the Initial Purchasers and dealers of copies of the Private Placement Memorandum, including mailing and shipping, as herein provided, (vi) any fees charged by investment rating agencies in connection with the rating of the Securities, (vii) the fees and expenses of the Company's and the Parent's counsel and independent accountant; (viii) any meetings with prospective investors in the Securities (including reasonable expenses relating to commercial flights, the chartering of any planes, food, lodging and all other reasonable travel costs incurred during the roadshow or other meetings with investors); (ix) the fees and expenses of any Authorized Agent (as defined in Section 12 hereof); (x) any stamp or other issuance or transfer taxes or governmental duties, if any, payable by the Initial Purchasers in connection with the offer and sale of the Securities to the Initial Purchasers and resales by the Initial Purchasers to initial purchasers thereof (including any stamp duty payable on the issue of Warrants); and (xi) all other reasonable out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by the Initial Purchasers or any of their affiliates in connection with, or arising out of, the offering and sale of the Securities; PROVIDED, HOWEVER, that, pursuant to a Bridge Facilities Fee Letter dated June 17, 2002 (the "Fee Letter") from the Initial Purchasers and Merrill Lynch Capital Corporation (collectively, the "Underwriters") to the Company, the reasonable fees (but not the expenses) of counsel for the Initial Purchasers to be paid or reimbursed by the Company and the Parent shall not exceed US$400,000 less the reasonable fees and expenses of counsel for the Arrangers (as defined in the Fee Letter) previously paid pursuant to a Bridge Facilities Letter dated June 17, 2002 from the Underwriters to the Parent.

     (f) to use the gross proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified and under the circumstances assumed in the Private Placement Memorandum under the caption "Use of Proceeds";

     (g) during the period beginning after the date hereof and continuing until the date six months after the Closing Date, not to offer, sell, contract to sell, or otherwise dispose of any securities of the Company or the Parent that are substantially similar to the Securities without the consent of Deutsche Bank AG London (which consent shall not be unreasonably withheld);

     (h) not to take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby;

     (i) that none of the Company or the Parent, any of their affiliates (as defined in Rule 501(b) under the Securities Act) or any person acting on behalf of the Company or the Parent or such affiliate will solicit any offer to buy or offer to sell the Securities by means of any form of general solicitation or general advertising, including: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio; and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising;

     (j) that none of the Company, the Parent, any of their affiliates (as defined in Rule 144(a)(1) under the Securities Act) or any person acting on behalf of any of the foregoing will engage in any directed selling efforts with respect to the Securities within the meaning of Regulation S;

     (k) that none of the Company, the Parent, any of its affiliates (as defined in Regulation 501(b) of Regulation D) or any person acting on behalf of any of the foregoing will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities
Act) which will be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities and the Company and the Parent will take all action that is appropriate or necessary to assure that their offerings of other securities will not be integrated for purposes of the Securities Act with the offerings contemplated hereby;

     (l) to obtain the approval of (i) DTC for "book-entry" transfer of the Dollar Securities and (ii) Euroclear and Clearstream for "book-entry" transfer of the Euro Securities;

     (m) if requested by the Initial Purchasers, to use their best efforts to cause the Securities to be eligible for the PORTAL trading system of the National Association of Securities Dealers, Inc.;

     (n) the Company and the Parent will, jointly and severally, indemnify and hold harmless the Initial Purchasers against any documentary, stamp or similar issuance tax, including any interest and penalties, whether in Ireland or in any other jurisdiction, on the creation, issuance and sale of the Securities and on the initial resale thereof by the Initial Purchasers and on the execution and delivery of this Agreement, the Unit Agreements, the Indentures, the Deposit and Custody Agreements, the Warrant Agreement and the Registration Rights Agreements; all payments to be made by the Company and the Parent hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever unless the Company or the Parent is compelled by law to deduct or withhold such taxes, duties or charges; and in that event, the Company or the Parent, as the case may be, shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made;

     (o) for so long as the Securities are outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, to furnish to holders of the Securities and prospective purchasers of the Securities designated by such holders, upon request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, unless the Company or, in the case of the Warrants and Warrant Shares, the Parent is then subject to and in compliance with Section 13 or 15(d) of the Exchange Act or exempt from reporting pursuant to Rule 12g3-2(b) thereunder (the foregoing agreement being for the benefit of the holders from time to time of the Securities and prospective purchasers of the Securities designated by such holders);

     (p) to cause the Notes to be listed on the Luxembourg Stock Exchange in accordance with the rules and regulations thereof as promptly as practicable and to maintain the listing of the Securities on such exchange for so long as any Notes are outstanding;

     (q) during the period from the Closing Date until two years after the Closing Date, without the prior written consent of each of the Initial Purchasers, not to, and not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Securities that have been reacquired by them, except for Securities purchased by the Company or the Parent or any of its affiliates and resold in a transaction registered under the Securities Act, or in a transaction outside the United States in accordance with Regulation S;

     (r) to use their reasonable best efforts to do and perform all things required or necessary to be done and performed under this Agreement by them prior to the Closing Date and to satisfy all conditions precedent to the delivery of the Securities; and

     (s) other than pursuant to and in accordance with the Registration Rights Agreements, for a period of 180 days from the date of the Private Placement Memorandum, not to offer for sale, sell, contract to sell or otherwise dispose of, directly or indirectly, or file a registration statement for, or announce any offer, sale, contract for sale of or other disposition of debt securities issued or guaranteed by the Company or any of its subsidiaries (other than the Securities) without the prior written consent of the Representatives (which consent shall not be unreasonably withheld); and

     (t) to use their reasonable best efforts to have the Notes approved for trading and duly listed on the Luxembourg Stock Exchange before the date of the first interest payment on the Notes.

     6. The several obligations of the Initial Purchasers hereunder to purchase the Units on the Closing Date are subject to the performance by the Company and the Parent of their obligations hereunder and to the following additional conditions:

     (a) the representations and warranties of the Company and the Parent contained herein are true and correct on and as of the Closing Date as if made on and as of the Closing Date; the statements of the Company, the Parent and JSG and their respective officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date; and the Company and the Parent shall have complied with all agreements and all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date;

     (b) subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have occurred any downgrading, suspension or withdrawal in the rating accorded the Notes or any securities of the Company or its subsidiaries, the Parent or JSG by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act and no such organization shall have publicly announced that it has under surveillance or review, with negative implications, its rating of any securities of the Company or its subsidiaries, or the Parent;

     (c) since the respective dates as of which information is given in the Private Placement Memorandum there shall not have been any change in the capital stock or long-term debt of the Company, the Parent or any of its subsidiaries or any material adverse change or any development which would reasonably be expected to result in a Material Adverse Effect, otherwise than as disclosed in the Private Placement Memorandum, the effect of which in the judgment of the Initial Purchasers makes it impracticable or inadvisable to proceed with the offering or the delivery of the Units on the Closing Date on the terms and in the manner contemplated in the Private Placement Memorandum;

     (d) the Initial Purchasers shall have received on and as of the Closing Date a certificate of an officer of each of the Company and the Parent, with specific knowledge about financial matters of the Company, the Parent or JSG, as the case may be, reasonably satisfactory to the Representatives to the effect set forth in subsections (a) and (b) of this Section;

     (e) Kirkland & Ellis, as United States and English counsel for the Company and the Parent, shall have furnished to the Initial Purchasers its written opinions, in form and substance reasonably satisfactory to the Representatives;

     (f) Arthur Cox, as Irish counsel for the Company and the Parent, shall have furnished to the Initial Purchasers its written opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives;

     (g) Brian Marshall, as in-house counsel for JSG, shall have furnished an opinion in form and substance reasonably satisfactory to the Representatives;

     (h) on the date of the Private Placement Memorandum and on the Closing Date, Ernst & Young, Dublin shall have furnished to the Initial Purchasers letters, dated the respective dates of delivery thereof, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in the Private Placement Memorandum;

     (i) the Initial Purchasers shall have received an opinion of Simpson Thacher & Bartlett, United States counsel to the Initial Purchasers, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives;

     (j) the Initial Purchasers shall have received a certificate of the Company, dated the Closing Date, in form and substance satisfactory to the Representatives and counsel for the Initial Purchasers, as to the solvency of the Company following the Transactions;

     (k) the Securities shall have been approved for trading and duly listed on PORTAL;

     (l) the Representatives shall have received counterparts, conformed as executed, of the Unit Agreements which shall have been entered into by the Company, the Euro Unit Agent, the Euro Trustee and the Warrant Agent (with respect to the Euro Unit Agreement) and the Company, the Dollar Unit Agent, the Dollar Trustee and the Warrant Agent (with respect to the Dollar Unit Agreement);

     (m) the Representatives shall have received counterparts, conformed as executed, of the Indentures which shall have been entered into by the Company, the Euro Trustee (with respect to the Euro Indenture) and the Dollar Trustee (with respect to the Dollar Indenture);

     (n) the Representatives shall have received counterparts, conformed as executed, of the Deposit and Custody Agreements which shall have been entered into by the Company and the Euro Book-Entry Depositary (with respect to the Euro Deposit and Custody Agreement) and the Dollar Book-Entry Depositary (with respect to the Dollar Deposit and Custody Agreement);

     (o) the Representatives shall have received counterparts, conformed as executed, of the Warrant Agreement which shall have been entered into by the Parent, the Warrant Agent and Madison Dearborn Partners, L.L.C. (and its affiliates);

     (p) the Representatives shall have received counterparts, conformed as executed, of the Euro Notes Registration Rights Agreement which shall have been entered into by the Company and the Initial Purchasers and the Dollar Registration Rights Agreement which shall have been entered into by the Company and the Initial Purchasers;

     (q) the Acquisition, the Senior Notes Offering and the Senior Bank Financing shall be consummated prior to or simultaneously with the offering of the Securities in all material respects on the terms described in the Private Placement Memorandum and the Initial Purchasers shall have received the documents governing the Senior Notes Offering, the Senior Bank Financing and such other documentation as they deem necessary to evidence the consummation thereof; and

     (r) on or prior to the Closing Date the Company shall have furnished to the Initial Purchasers such further certificates and documents as the Representatives shall reasonably request.

     7. The Company and the Parent, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser, each affiliate of any Initial Purchaser which assists such Initial Purchaser in the distribution of the Securities and each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including without limitation the legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted) caused by any untrue statement or alleged untrue statement of a material fact contained in the Private Placement Memorandum (and any amendment or supplement thereto if the Company or the Parent shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company or the Parent in writing by such Initial Purchaser expressly for use therein.

     Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company and the Parent, their directors, their officers and each person who controls the

Company or the Parent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company and the Parent to each Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Company or the Parent in writing by such Initial Purchaser expressly for use in the Private Placement Memorandum or any amendment or supplement thereto.

     If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the "Indemnified Person") shall promptly notify the person against whom such indemnity may be sought (the "Indemnifying Person") in writing, and the Indemnifying Person, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary, (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person, or (iii) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such reasonable fees and expenses shall be reimbursed as they are incurred. Any such separate firm for the Initial Purchasers, each affiliate of any Initial Purchaser which assists such Initial Purchaser in the distribution of the Securities and such control persons of the Initial Purchasers shall be designated in writing by Deutsche Bank AG London, and any such separate firm for the Company and the Parent, their directors, their officers and such control persons of the Company or the Parent shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the prior written consent of the Indemnified Person, which consent will not be unreasonably withheld, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding and does not include any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Party.

     If the indemnification provided for in the first and second paragraphs of this Section 7 is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Parent on the one hand and the Initial Purchasers on the other hand from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Parent on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Parent on the one hand and the Initial Purchasers on the other shall be deemed to be in the same respective proportions as the net proceeds from the offering (before deducting expenses) received by the Company and the Parent and the total discounts and commissions received by the Initial Purchasers, bear to the aggregate offering price of the Securities. The relative fault of the Company and the Parent on the one hand and the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Parent or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company, the Parent and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers or the Company and the Parent were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 7, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it were offered exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers' obligations to contribute pursuant to this Section 7 are several in proportion to the respective principal amount of the Securities set forth opposite their names in Schedule I hereto, and not joint. The Company and the Parent's obligations to contribute pursuant to this Section 7 are joint and several.

     The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

     The indemnity and contribution agreements contained in this Section 7 and the representations and warranties of the Company, the Parent and the Initial Purchasers set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser or any person controlling any Initial Purchaser or by or on behalf of the Company and the Parent, their officers, their directors or any other person controlling the Company or the Parent and (iii) acceptance of and payment for any of the Securities.

     8. Notwithstanding anything herein contained, this Agreement may be terminated in the absolute discretion of the Initial Purchasers, by notice given to the Company and the Parent, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the Irish Stock Exchange, the Luxembourg Stock Exchange, the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers, Inc.,
(ii) trading of any securities of or guaranteed by JSG shall have been suspended on any exchange or in any over-the-counter market or settlement in such trading shall have been materially disrupted, (iii) a general moratorium on commercial banking activities shall have been declared by Irish, Luxembourg, United States federal or New York State authorities, or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in the reasonable judgment of the Initial Purchasers, is material and adverse and which, in the reasonable judgment of the Initial Purchasers, makes it impracticable to market the Securities on the terms and in the manner contemplated in the Private Placement Memorandum.

     9. If, on the Closing Date, any of the Initial Purchasers shall fail or refuse to purchase Securities which it has agreed to purchase hereunder on such date, and the aggregate number of the Units which such defaulting Initial Purchaser agreed but failed or refused to purchase is not more than one-eleventh of the aggregate number of the Units to be purchased on such date, the other Initial Purchasers shall be obligated to purchase the Units which such defaulting Initial Purchaser agreed but failed or refused to purchase on such date; PROVIDED that in no event shall the number of the Units that any Initial Purchaser has agreed to purchase pursuant to Section 1 be increased pursuant to this Section 9 by an amount in excess of one-eleventh of such number of the Units without the written consent of such Initial Purchaser. If, on the Closing Date, any Initial Purchaser shall fail or refuse to purchase Securities which it has agreed to purchase hereunder on such date, and the aggregate number of Units with respect to which such default occurs is more than one-eleventh of the aggregate number of the Units to be purchased on such date, and arrangements satisfactory to the Initial Purchasers and the Company for the purchase of such Units are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Company. In any such case either the Initial Purchasers or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Private Placement Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

     10. If this Agreement shall be terminated by the Initial Purchasers, or either of them, (i) because of any failure or refusal on the part of either the Company or the Parent to comply with the terms or to fulfill any of the conditions of this Agreement, or (ii) if for any reason the Company and the Parent shall be unable to perform their obligations under this Agreement or any condition of the Initial Purchasers' obligations cannot be fulfilled, the Company and the Parent agree to reimburse the Initial Purchasers or such Initial Purchaser as has so terminated this Agreement with respect to itself, for all out-of-pocket expenses (including the reasonable fees and expenses of its counsel) reasonably incurred by such Initial Purchaser in connection with this Agreement or the offering contemplated hereunder.

     11. This Agreement shall inure to the benefit of and be binding upon the Company and the Parent, the Initial Purchasers, each affiliate of any Initial Purchaser which assists such Initial Purchaser in the distribution of the Securities, any controlling persons referred to herein and their respective successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

     12. The parties hereto acknowledge and agree that, for all purposes of this Agreement, the information furnished to the Company by the Representatives for inclusion in the Private Placement Memorandum consists solely of the following information in the Private Placement Memorandum: the statements concerning the Initial Purchasers contained in the first, second, seventh, eighth and ninth paragraphs under the heading "Plan of Distribution".

     13. To the extent that the Company and the Parent or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the competent jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any competent jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement and the transactions contemplated hereby, the Company and the Parent hereby irrevocably and unconditionally waive, and agree not to plead or claim, any such immunity and consent to such relief and enforcement.

     (a) The Company and the Parent irrevocably submit to the non-exclusive jurisdiction of any federal or state court in the Borough of Manhattan in the City, County and State of New York, United States of America, in any legal suit, action or proceeding based on or arising under this Agreement and agrees that all claims in respect of such suit or proceeding may be determined in any such court. The Company and the Parent irrevocably waive the defense of an inconvenient forum or objections to personal jurisdiction with respect to the maintenance of such legal suit, action or proceeding. To the extent permitted by law, the Company and the Parent hereby waive any objections to the enforcement by any competent court in Ireland of any judgment validly obtained in any such court in New York on the basis of any such legal suit, action or proceeding. The Company and the Parent have each appointed National Registered Agents, Inc. (the "Authorized Agent") as their respective authorized agents upon whom process may be served in any such legal suit, action or proceeding. Such appointments shall be irrevocable. National Registered Agents, Inc. has agreed to act as said agent for service of process and the Company and the Parent agree to take any and all action including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. The Company and the Parent further agree that service of process upon the Authorized Agent and written notice of said service to the Company and the Parent shall be deemed in every respect effective service of process upon the Company and the Parent in any such legal suit, action or proceeding. Nothing herein shall affect the right of any Initial Purchaser or any person controlling any Initial Purchaser to serve process in any other manner permitted by law. The provisions of this Section 12(b) are intended to be effective upon the execution of this Agreement without any further action by any of the Company or the Parent and the introduction of a true copy of this Agreement into evidence shall be conclusive and final evidence as to such matters.

     (b) The Company and the Parent jointly and severally agree to indemnify the Initial Purchasers against any loss incurred by them as a result of any judgment or order being given or made and expressed and paid in a currency (the "Judgment Currency") other than U.S. dollars (in the case of the Dollar Securities) or euro (in the case of the Euro Securities) and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount or the euro amount, as the case may be, is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in New York, New York at which such Initial Purchasers on the date of payment of such judgment or order is able to purchase U.S. dollars or euro, as the case may be, with the amount of the Judgment Currency actually received by such Initial Purchasers. The foregoing shall constitute a separate and independent obligation of the Company and the Parent and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "spot rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, U.S. dollars or euro, as the case may be.

     14. Any action by the Initial Purchasers hereunder may be taken by the Initial Purchasers jointly or by Deutsche Bank alone on behalf of the Initial Purchasers, and any such action taken by the Initial Purchasers jointly or by Deutsche Bank alone shall be binding upon the Initial Purchasers. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be given to the Representatives at Deutsche Bank AG London, Winchester House, 1 Great Winchester Street, London EC2N 2DB, England, Attention: Brian Basset (telefax number: +44 20 7545 6180); and Merrill Lynch International, Merrill Lynch Financial Center, 2 King Edward Street, London EC1A 1HQ, England, Attention: Frits Prakke and the Head of European Leveraged Finance (telefax number: +44 20 7995 0645); with a copy to Simpson Thacher & Bartlett, CityPoint, One Ropemaker Street, London EC2Y 9HU, England, Attention: Gregory W. Conway (telefax number: +44 20 7275 6502); and to MDP Acquisitions plc, Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland, Attention: Secretary (telefax number: +353 1 618 0618); and MDCP Acquisitions Limited, Arthur Cox Building, Earlsfort Terrace, Dublin 2,

Ireland, Attention: Secretary (telefax number: +353 1 618 0618); with a copy to Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, Attention:
Dennis Myers (telefax: (312) 861 2200).

             The Company shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Initial Purchasers by the Representatives.

     15. This Agreement may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

     16. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                            [SIGNATURE PAGE FOLLOWS]

     If the foregoing is in accordance with your understanding, please sign and return six counterparts hereof.

                                            Very truly yours,

                                            MDP ACQUISITIONS PLC


                                            By:   /s/ Samuel M. Mencoff
                                                  Name:  Samuel M. Mencoff
                                                  Title: Director


                                            MDCP ACQUISITIONS LIMITED


                                            By:   /s/ Samuel M. Mencoff
                                                  Name:  Samuel M. Mencoff
                                                  Title: Director

Accepted:  September 23, 2002


DEUTSCHE BANK AG LONDON
For itself and as Representative
Of the several Initial Purchasers named
In Schedule I hereto


By:   /s/ D.A. Wood
      Name:  David Alan Wood
      Title: MD


By:   /s/ J.C. Bowers
      Name:  J.C. Bowers
      Title: VP


MERRILL LYNCH INTERNATIONAL
For itself and as Representative
Of the several Initial Purchasers named
In Schedule I hereto


By:   /s/ Frits Prakke
      Name:  Frits Prakke
      Title: Directors

                                                                       EXHIBIT A

                                   SCHEDULE I

                                                           Aggregate Number of Euro
  Initial Purchaser                                          Units To Be Purchased
---------------------                                      ------------------------
Deutsche Bank AG London ...................................        50,000
Merrill Lynch International................................        50,000

                                                                  -------
                  Total: .......................                  100,000

                                                             Aggregate Number of
                                                             Dollar Units To Be
  Initial Purchaser                                               Purchased
---------------------                                      ------------------------
Deutsche Bank AG London ...................................        75,000
Merrill Lynch International................................        75,000

                                                                  -------
                  Total: .......................                  150,000